                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File No. 333-118149
                                             ----------


                 American Casino & Entertainment Properties LLC
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             (Exact name of registrant as specified in its charter)


     2000 Las Vegas Boulevard South, Las Vegas, Nevada 89104 (702) 383-5242
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          (Address, including zip code and telephone number, including area code, of registrant's principal executive office)


                       7.85% Senior Secured Notes Due 2012
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            (Title of each class of securities covered by this Form)


                                       N/A
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    / /        Rule 12h-3(b)(1)(i)    / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(1)(ii)   / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(i)    / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 12h-3(b)(2)(ii)   / /
                                       Rule 15d-6             /X/

     Approximate number of holders of record as of the certification or notice
date:   38
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
American Casino & Entertainment Properties LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                   AMERICAN CASINO & ENTERTAINMENT
                                   PROPERTIES LLC

                                   By: American Entertainment Properties Corp.,
                                   its sole member



Dated: January 27, 2005            By: /s/ Denise Barton
                                       -----------------------------------------
                                   Name:  Denise Barton
                                   Title: Senior Vice President, Chief Financial
                                          Officer, Treasurer and Secretary